SECOND AMENDMENT TO ETF DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the ETF distribution agreement (the “Agreement”) dated as of October 17, 2022, by and between Angel Oak Funds Trust and Quasar Distributors, LLC (together, the “Parties”) is effective as of September 19, 2025.

WHEREAS, the Parties desire to amend Exhibit A to the Agreement; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.Exhibit A of the Agreement is hereby deleted and replaced in its entirety by the attached Exhibit A.

3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.
IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

ANGEL OAK FUNDS TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/Adam Langley	By: /s/Teresa Cowan
Name: Adam Langley	Name: Teresa Cowan
Title: President	Title: President
Date: September 22, 2025	Date: 9.22.25

EXHIBIT A
Angel Oak Income ETF
Angel Oak High Yield Opportunities ETF
Angel Oak Mortgage-Backed Securities ETF
Angel Oak UltraShort Income ETF
Angel Oak Total Return ETF
Whiplight ETF